AGREEMENT

AGREEMENT, dated March 31, 2011, among Cullen Inc. Holdings Ltd. (“Seller”), ________ (“Purchaser”) and Graubard Miller (“Escrow Agent”).

RECITALS:

A.           Seller desires to sell ______ shares of common stock, par value $0.0001 per share (the “Shares”), of Cullen Agricultural Holding Corp. (the “Company”) to Purchaser; and

B.           Purchaser desires to purchase the Shares from Seller on the terms and conditions set forth in this Agreement; and

C.           The Shares are subject to certain restrictions on transferability.

IT IS AGREED:

1.           Purchase and Sale of Shares.  Subject to the terms and conditions herein, Seller hereby agrees to sell the Shares to Purchaser and Purchaser hereby agrees to purchase the Shares from Seller for an aggregate purchase price of $______ (“Purchase Price”).

2.           Delivery of Shares and Deposit of Purchase Price.

(a)           On May 31, 2011, Seller shall deliver to Escrow Agent a certificate representing the Shares, registered in Seller’s name, together with an instrument of transfer executed in blank with original signature from Seller, medallion guaranteed or accompanied by an appropriate waiver form addressed to Continental.  Upon receipt, Escrow Agent shall deliver such documentation to the Company’s transfer agent so that the Shares may be transferred to the name of Purchaser.

(b)           On May 31, 2011, Purchaser shall pay the Purchase Price to Escrow Agent for the benefit of Seller, by wire transfer of immediately available funds to the account of Escrow Agent.  Escrow Agent shall hold the funds representing the Purchase Price in a non-interest bearing account.

3.           Closing.  The closing of the purchase and sale of the Shares (“Closing”) shall take place on the first business day after the Escrow Agent has received a certificate (“Certificate”) from the Company’s transfer agent representing the Shares registered in the name of the Purchaser.  At the Closing, Escrow Agent shall remit the Purchase Price to Seller (in accordance with wire transfer instructions provided by Seller) and deliver the Certificate to the Purchaser.

4.           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)           This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Seller is the record and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to securities laws restrictions.  Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Shares.  No other person or entity has any interest in the Shares of any nature.

5.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a)           This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Purchaser has reviewed the documents of the Company filed with the Securities and Exchange Commission (“Company Filings”) and Purchaser understands the content of the Company Filings and the risks described about an investment in the Company, including the fact that the Company currently has insufficient funds to implement its business plan as currently contemplated, that it may never have sufficient funds to implement its business plan as currently contemplated and that it may be forced to completely suspend operations if financing or another alternative is not available to it.

(c)           Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”).

(d)           Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

(e)           Purchaser understands that the Shares are not registered under the Securities Act or in any state and that the Shares may not be able to be sold unless they are subsequently registered or an exemption from such registration is available.  Purchaser further understands that a new holding period will start upon transfer of the Shares from Seller and that he may be required to hold the Shares for at least 6 months before reselling the Shares.  Purchaser understands the certificate representing the Shares will bear a legend indicating the restrictions on transferability.

(f)           The Shares are to be acquired for Purchaser’s own account and are not intended to be sold or otherwise disposed of in violation of the securities laws of the United States.

(g)           Purchaser understands that Seller is the Chairman of the Board, Chief Executive Officer, Secretary and Treasurer of the Company and that in his positions with the Company, Seller regularly becomes aware of material, non-public information with respect to the business operations, financial condition and prospects of the Company of which the Purchaser is not aware.  Purchaser further understands that some of the material, non-public information of which Seller is aware and Purchaser is not (“Excluded Information”) could be negative in nature and, if released to the public, could have a negative impact on the market price of the shares of the Company.  Notwithstanding the foregoing, Purchaser is still desirous of purchasing the Shares from Seller.  Furthermore, Purchaser is not requesting the Excluded Information and agrees that neither Seller nor the Company is obligated to disclose any Excluded Information to Purchaser and that neither Seller nor the Company shall have any liability with respect to any non-disclosure of the Excluded Information.  Purchaser hereby releases and waives, to the fullest extent permitted by law, any and all claims, causes of action, proceedings, suits, judgments. liens and executions, claims and causes of action, whether known or unknown, now or hereafter arising against Seller and the Company, based upon or relating to such non-disclosure or Purchaser’s failure to review the Excluded Information and further covenants not to sue Seller or the Company for any loss, damage or liability arising from or relating to the purchase of the Shares.

6.           Escrow Agent.

(a)           Escrow Agent is serving hereunder solely as a convenience to the parties to facilitate the Closing and Escrow Agent’s sole obligation under this Agreement is to act with respect to the Shares and Purchase Price as described in Sections 2 and 3 of this Agreement. Escrow Agent shall not be liable to Seller or Purchaser or any other person or entity in respect of any act or failure to act hereunder or otherwise in connection with serving as Escrow Agent unless Escrow Agent has acted in a manner constituting gross negligence or willful misconduct. Seller shall indemnify Escrow Agent against any claim made against it (including reasonable attorney’s fees) by reason of it acting or failing to act in connection with this transaction except as a result of its gross negligence or willful misconduct.

(b)           Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been sued or presented by the proper party or parties. Escrow Agent may conclusively presume that the undersigned representative of Purchaser and Seller has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is received by Escrow Agent.

7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to principles of conflicts of law.

8.           Counterparts.  This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

9.           Further Assurances.  The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:	PURCHASER:

Cullen Inc. Holdings Ltd.
Address:	Address:

ESCROW AGENT:

Graubard Miller

By:
Name:
Title: